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                                                        Exhibit (10)(ii)(A)(xxv)

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT is made at Cleveland, Ohio, this 301h -day of May, 2001, by and between AMERICAN GREETINGS CORPORATION, an Ohio corporation (Corporation) and Pamela Linton (Employee).

         In consideration of the covenants hereinafter set forth, the parties hereto mutually agree as follows:

         1. Subject to the provisions hereof, the Corporation shall employ Employee as Senior Vice President, Human Resources of the Corporation, either elected by the Board of Directors or appointed by the Executive Committee with such duties and responsibilities as may be assigned to her from time to time by the Board of Directors or the Executive Committee of the Board of Directors of the Corporation and Employee shall devote her full business time and attention and give her best efforts to the business affairs of the Corporation as the Board of Directors or the Executive Committee of the Board of Directors of the Corporation may from time to time determine. Employee recognizes that in serving as an officer of the Corporation, she serves in such capacity solely at the pleasure of the Board of Directors or the Executive Committee of the Board of Directors of the Corporation and that her employment in such capacity or in any other capacity may be terminated at any time by the Board of Directors or the Executive Committee of the Corporation.

         2. The Corporation shall, during the term of this Employment Agreement, pay to Employee as minimum compensation for her services a base salary at a rate to be fixed by the Board of Directors or the Executive Committee of the Board of Directors or the Chairman of the Executive Committee, which rate shall not be less than $300,000.00 per year, plus such additional compensation as the board of Directors or the Executive Committee of the Board



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                  of Directors or the Chairman of the Executive Committee may
                  from time to time determine.

         3. Employee covenants and agrees that in consideration of her employment as an officer of the Corporation, she will not for a period of twelve months after leaving the employ of the Corporation, regardless of the reason for such leaving, enter into the employment, directly or indirectly or in a consulting or freelance capacity, of any person, firm or corporation in the United States or Canada, which at such date of leaving the employ of the Corporation or a subsidiary shall be manufacturing or selling products that are substantially similar in nature to the products being then manufactured or sold by the Corporation or the subsidiary.

         4. In the event that the employment of Employee under this Employment Agreement is terminated by the Corporation, the Corporation covenants and agrees that it shall pay or cause to be paid to Employee a continuing salary at a rate which shall be the highest base salary rate paid Employee during the preceding six-month period for a period of time equivalent to one-half month for each year of employment by the Corporation, but in no event to be less than a period of three months nor greater than a period of twelve months. The provisions of this paragraph shall not be applicable if the Employee is terminated for cause.

         5. In the event that Employee shall cease to be employed as an officer of the Corporation, but shall continue in the employ of the Corporation or a subsidiary, then this Employment Agreement shall terminate twelve months after the date that Employee ceases to be employed as an officer of the Corporation.

         6. I, the Employee, agree that during the period of my employment and thereafter, I will keep confidential and will not disclose any information, records, documents or trade secrets of the Corporation acquired by me during my employment, and except as required by my


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                  employment, will not remove from the Corporation's premises any record or other document relating to the business of the Corporation, or make copies thereof; it being recognized by, me that such information is the property of the Corporation.

         7. This Agreement shall be applied and interpreted under the laws of the State of Ohio.




     AMERICAN GREETINGS CORPORATION




     BY:  /S/ JAMES SPIRA                         /S/ PAMELA L. LINTON
         --------------------                     ------------------------
              PRESIDENT                                   EMPLOYEE




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                                    AMENDMENT

This Amendment is to the Employment Agreement (Agreement) between American Greetings Corporation (Corporation) and Pamela Linton (Employee), dated May 31, 2001. In consideration of the mutual promises of the parties in the Agreement and herein, the parties agree as follows:

1. TERM OF AMENDMENT. The term of this Amendment shall be June 4, 2001, through and including July 4, 2004.

2. DEFERRAL. From the base salary paid to Employee under the Agreement, an annual sum of $50,000 shall be deferred during the three year of this Amendment. These sums can be deferred from base salary or bonuses or some combination thereof and shall be placed in the Executive Deferred Compensation Plan (Plan). The cumulative three year total or such lesser prorated amount if Employee leaves the employ of the Corporation prior to the end of the three year term of this Amendment, plus any Plan earnings shall be paid. to Employee in a lump sum within five (5) days of the date of termination. The deferred amount shall be payable regardless of whether Employee has been terminated with or without cause or leaves of her own volition.

3. SEVERANCE. If Employee is terminated without cause during the first 18 months of this Amendment's three year term, in addition to any other amounts payable, she will receive a severance payment of $450,000 (Severance), payable within five (5) days of the date of termination. If Employee is terminated without cause between the start of the 19th month and the end of the 36th month of such three year term, she will, in addition to any other amounts payable, receive Severance that is reduced by 1/18 for each full month after the

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         18th month during which Employee is employed by the Corporation. Thus, for example, if Employee were terminated without cause at the start of the 25th month, her Severance would be reduced by 6/18ths (the numerator being the six months between the start of the 19th month and end of the 24th month). No Severance is due or payable to Employee if at any time during such three year term Employee is terminated for cause or leaves the employ of the Corporation voluntarily and without good cause attributable to the Corporation, the latter to include the Corporation's material breach of the Agreement or this Amendment. This paragraph 2. supersedes paragraph 4. of the Employment Agreement of May 30, 2001, between Employee and the Corporation.

4. BONUSES, BENEFITS AND STOCK OPTIONS. During the term of her employment, Employee shall be entitled to such bonuses, benefits and stock options that generally inure to senior vice presidents of the Corporation under the applicable plans and policies so long as she is employed at that level.

5. FOR CAUSE. As used herein, "for cause" is defined as termination as a result of Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations and similar offenses) or final cease-and-desist order, or other behavior or actions that a reaqsonable person would conclude evidences moral turpitude The Corporation may also terminate Employee's employment under this provision for gross incompetence or intentional failure or refusal to perform stated duties, but only after all of the following have occurred:

         a.       Employee has been provided written notice specifying same;

         b. Employee has been given a reasonable period of time (not to exceed 90 days) 2 in which to cure such specified gross incompetence, failure or refusal; and

         c. Employee shall have failed to cure same to the Corporation's reasonable satisfaction.


AMERICAN GREETINGS CORPORATION

By: /s/ James Spira                         By: /s/ Pamela L. Linton
    -------------------------                   -----------------------------
       President                                  Employee